Exhibit 99.8

[Letterhead of Goldman Sachs & Co. LLC]

May 8, 2018

Board of Directors

Altra Industrial Motion Corp.

Braintree, MA 02184

Re:	Initially Filed Registration Statement on Form S-4 of Altra Industrial Motion Corp. filed May 8, 2018 (the “Altra Registration Statement”), and

Re:	Initially Filed Registration Statement on Form S-4 and Form S-1 of Stevens Holding Company, Inc. filed May 8, 2018 (the “Stevens Holding Registration Statement” and, collectively with the Altra Registration Statement, the “Registration Statements”)

Gentlemen:

Reference is made to our opinion letter, dated March 7, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to Altra Industrial Motion Corp. (the “Company”) of the Consideration (as such term is defined in the Opinion Letter) to be paid by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018, by and among the Company, McHale Acquisition Corp., a wholly owned subsidiary of the Company, Fortive Corporation (“Fortive”) and Stevens Holding Company, Inc., a wholly owned subsidiary of Fortive.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statements. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “General Questions and Answers about this Prospectus, the Transactions and Related Steps,” “Altra’s Reasons for the Transactions” and “Opinion of Goldman Sachs & Co. LLC” and to the inclusion of the foregoing opinion in the Prospectus included in the Registration Statements. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statements and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to any of the Registration Statements), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
GOLDMAN SACHS & CO. LLC